ADMINISTRATION AGREEMENT

between

McCamish Systems, L.L.C.

and

Sun Life Assurance Company of Canada (U.S.) dated as of April 1, 2007

TABLE OF CONTENTS

1.                     DEFINITIONS [INSERT PAGE NUMBER]
1.01          Carrier Administration Services.                                                                                                                [INSERT PAGE NUMBER]
1.02          Books and Records.                                                                                                                [INSERT PAGE NUMBER]
1.03          Effective Date.                                                                                                                [INSERT PAGE NUMBER]
1.04          Initial Term.                                                                                                                [INSERT PAGE NUMBER]
1.05          M Financial.                                                                                                                [INSERT PAGE NUMBER]
1.06          Policies.                                                                                                                [INSERT PAGE NUMBER]
1.07          Products.                                                                                                                [INSERT PAGE NUMBER]
2.                     TERM [INSERT PAGE NUMBER]
3.                     POLICY ADMINISTRATION [INSERT PAGE NUMBER]
3.01          Carrier Administration Services.                                                                                                                [INSERT PAGE NUMBER]
3.02          Performance Criteria.                                                                                                                [INSERT PAGE NUMBER]
3.03          Authorized Personnel.                                                                                                                [INSERT PAGE NUMBER]
3.04          Records.                                                                                                                [INSERT PAGE NUMBER]
4.                     FEES AND EXPENSES [INSERT PAGE NUMBER]
5.                     REPRESENTATIONS AND WARRANTIES OF MCCAMISH [INSERT PAGE NUMBER]
6.                     REPRESENTATIONS AND WARRANTIES OF COMPANY                                                                                                                   [INSERT PAGE NUMBER]
7.                     ADDITIONAL COVENANTS [INSERT PAGE NUMBER]
7.01          Independent Contractor.                                                                                                                [INSERT PAGE NUMBER]
7.02          Confidentiality and Disclosure.                                                                                                                [INSERT PAGE NUMBER]
7.03          Privacy                                                                                                                [INSERT PAGE NUMBER]
7.04          Indemnification.                                                                                                                [INSERT PAGE NUMBER]
7.05          Limitation of Liability for Breakage.                                                                                                                [INSERT PAGE NUMBER]
7.06          Dispute Resolution                                                                                                                [INSERT PAGE NUMBER]
7.07          Actions                                                                                                                [INSERT PAGE NUMBER]
7.08          Insurance Coverage.                                                                                                                [INSERT PAGE NUMBER]
8.                     TERMINATION OF AGREEMENT; SURVIVAL [INSERT PAGE NUMBER]
8.01          By Non-Renewal of this Agreement.                                                                                                                [INSERT PAGE NUMBER]
8.02          For Cause.                                                                                                                [INSERT PAGE NUMBER]
8.03          Upon Termination or Expiration of M Financial's Arrangement with McCamish. [INSERT PAGE NUMBER]
8.04          Transition.                                                                                                                [INSERT PAGE NUMBER]
8.05          Survival.                                                                                                                [INSERT PAGE NUMBER]
9.                     ASSIGNMENT [INSERT PAGE NUMBER]
9.01          Assignment by Company.                                                                                                                [INSERT PAGE NUMBER]
9.02          Assignment by McCamish.                                                                                                                [INSERT PAGE NUMBER]
10.                     MISCELLANEOUS [INSERT PAGE NUMBER]
10.01                                                                                                                         Governing Law. [INSERT PAGE NUMBER]
10.02                                                                                                                         Notices. [INSERT PAGE NUMBER]
10.03                                                                                                                         Entire Agreement; Amendment. [INSERT PAGE NUMBER]
10.04                                                                                                                         Binding Effect. [INSERT PAGE NUMBER]
10.05                                                                                                                         Severability. [INSERT PAGE NUMBER]
10.06                                                                                                                         No Third-Party Beneficiaries. [INSERT PAGE NUMBER]
10.07                                                                                                                         Headings. [INSERT PAGE NUMBER]
10.08                                                                                                                         Counterparts. [INSERT PAGE NUMBER]
10.09                                                                                                                         Waiver. [INSERT PAGE NUMBER]
10.10                                                                                                                         Construction. [INSERT PAGE NUMBER]
10.11                                                                                                                         Remedies. [INSERT PAGE NUMBER]
10.12                                                                                                                         Attorneys Fees. [INSERT PAGE NUMBER]
10.13                                                                                                                         Taxes.               [INSERT PAGE NUMBER]
10.14                                                                                                                         Software Escrow Agreement. [INSERT PAGE NUMBER]
10.15                                                                                                                         Software License in Escrow. [INSERT PAGE NUMBER]
10.16                                                                                                                         Force Majeure. [INSERT PAGE NUMBER]
10.17                                                                                                                         Statutory Compliance [INSERT PAGE NUMBER]
10.18                                                                                                                         Foreign Jurisdictions [INSERT PAGE NUMBER]

        -  -

TABLE OF EXHIBITS

A	Interparty Administration Agreement
B	Carrier Administration Services
C	Products
D	Performance Criteria
E	Schedule of Authorized Personnel
F	Disaster Recovery Plan
G	Insurance Coverage
H	State TPA Laws

        -  -

ADMINISTRATION AGREEMENT

This ADMINISTRATION AGREEMENT (this "Agreement") is made and entered into as of the 1st day of April, 2007, by and between McCamish Systems, L.L.C., a Georgia limited liability company, having its principal address and place of business at 6425 Powers Ferry Road, Third Floor, Atlanta, Georgia 30339 (hereinafter referred to as "McCamish"); and Sun Life Assurance Company of Canada (U.S.), a life insurance company registered under the laws of the State of Delaware, having its principal place of business at One Sun Life Executive Park, Wellesley Hills, Massachusetts  02481 (hereinafter referred to collectively as "Company").

W I T N E S S E T H:

WHEREAS, the parties hereto desire to enter into this Agreement pursuant to which McCamish, as an independent contractor, will provide insurance policy administration services to Company on the terms and conditions hereinafter set forth; and

WHEREAS, McCamish has entered into a Master Administration Agreement dated January 1, 2001 pursuant to which McCamish agrees with M Financial Holdings Incorporated (“M Financial”) to provide certain services with respect to insurance products distributed exclusively through M Financial’s Member Firms (“MAA”); and

WHEREAS, Company has entered into a Master Agreement, dated April 1, 2007, with M Financial relating to the Products (hereinafter  defined) (“Master Agreement”);

WHEREAS, McCamish, M Financial and Company have entered into an Interparty Administration Agreement (the “IAA”) attached hereto as Exhibit A, setting forth certain remedies related to the performance by McCamish of its duties hereunder,

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1.  DEFINITIONS

As used in this Agreement, the following terms shall have the meaning set forth:

1.01  Carrier Administration Services.

"Carrier Administration Services" means the specific services set forth in Exhibit B attached hereto.

1.02  Books and Records.

"Books and Records" means all books and records in the possession or control of McCamish that contain information related to the Policies (defined in Section 1.06 below), including without limitation, to the extent any of the following exist:  (i) hard copy and microfiche records; (ii) all paper files; (iii) all electronic images; (iv) all computer data files; (v) all correspondence between McCamish and owners of Policies; (vi) administrative records; (vii) claim records; (viii) sales records; (ix) reinsurance records; (x) underwriting records: (xi) accounting records and (xii) any documents specifically identified in Exhibit B; provided, however, that Books and Records shall not include any of McCamish's internal documentation of its own programs, systems and procedures or any of McCamish's books and records which are not directly related to the Policies.

1.03  Effective Date.

"Effective Date" means the date stated in the first paragraph of this Agreement.

1.04  Initial Term.

"Initial Term" means the period commencing on the Effective Date of this Agreement and ending at 11:59 p.m. on the day prior to the fifth anniversary of the Effective Date.

1.05  M Financial.

"M Financial" means M Financial Holdings Incorporated.

1.06  Policies.

"Policies" means, collectively, the insurance policies included within one of the Products and "Policy" means any one of the Policies.

1.07  Products.

"Products" means the insurance products described in Exhibit C attached hereto and made a part hereof.  A "Product" is limited to a single policy form of an insurance company.  Exhibit C may be amended during the Term by mutual written agreement of the parties hereto.

2.  TERM

This Agreement shall commence on the Effective Date and shall continue in effect for the Initial Term; thereafter, this Agreement shall continue in full force and effect for successive five-year periods until terminated as herein provided, each such additional five-year period being an "Additional Term" of this Agreement.  The Initial Term and any Additional Terms hereunder are herein collectively referred to as the "Term."

3.  POLICY ADMINISTRATION

3.01  Carrier Administration Services.

(a)            During the Term of this Agreement, McCamish shall perform Carrier Administration Services for Company as described in Exhibit B.

(b)  Company understands and agrees that it may request that this Agreement, the Carrier Administration Services as described in Exhibit B or any other exhibit hereto be modified or that services or procedures related thereto be modified.  The Company agrees that all such requests shall be made through M Financial and any requests made directly to McCamish will be referred to M Financial.  Promptly upon receipt of any such request, M Financial will advise McCamish of the requested changes or modifications.  McCamish will provide an analysis of the effort involved in implementing the requested modification and if McCamish wishes to charge a fee for any such modification, McCamish must advise M Financial of the proposed expense, and such modification will not be undertaken until M Financial and McCamish have agreed upon any such fee.

(c)  The Company shall have the right to make a written request for additional services.  The Company agrees to notify M Financial of the request.  Upon receipt of such request, McCamish will provide an analysis of the effort involved in implementing the requested services and the additional cost, if any, for such services.  McCamish is under no obligation to provide additional services until the Company and McCamish reach mutual agreement on the costs and schedule for the change.

(d)  The parties acknowledge their expectation that Company will direct through M Financial its instructions regarding McCamish’s provision of Carrier Administration Services to the Company. In providing Carrier Administration Services to the Company and performing its obligations under Section 3.01(b) of this Agreement, McCamish shall be entitled to fully rely upon instructions of M Financial with respect to Carrier Administration Services and shall have no obligation to inquire whether M Financial is authorized to give any such instructions.  McCamish shall not be liable to Company for any loss, cost, damage or expense incurred by any person, nor for any claims of third parties, including M Financial, arising from any action taken or omitted by McCamish to the extent McCamish can demonstrate that the act or omission was taken or omitted in good faith in reliance upon the instruction of M Financial.

(e)  Nothing in this Agreement shall be construed to prevent Company from providing instructions directly to McCamish.  McCamish and Company shall immediately give M Financial notice of any such instructions.

(f)  Nothing in this Agreement shall be construed as creating or acknowledging any agency relationship between M Financial and Company in connection with Carrier Administration Services.

(g)  In the event McCamish should receive conflicting instructions from M Financial and from Company, McCamish shall immediately notify both M Financial and Company and may take no action until M Financial and Company shall have resolved such conflict.

3.02  Performance Criteria.

The manner and method of performing Carrier Administration Services are set forth in Exhibit D attached hereto.

3.03  Authorized Personnel.

The representatives of McCamish and Company who have authority to make decisions about the Carrier Administration Services and this Agreement are specified on the attached Exhibit E.  Either party may change its representative on Exhibit E by notice to the other party.  Neither party shall be liable for, and each party shall be indemnified and held harmless by the other party against, any loss, cost, damage or expense (including losses, costs, damages or expenses arising from the claims of M Financial or other third parties) arising from any action taken or omitted by a party to the extent that party can demonstrate that the action or omission was taken or omitted in good faith in reliance upon the instruction of the authorized representative of the other party.

3.04  Records.

(a)            During the Term, McCamish shall keep true and correct Books and Records relating to the performance of Carrier Administration Services hereunder.  McCamish shall deliver the Books and Records and copies thereof to Company, if so requested by Company, within 30 days upon termination of this Agreement; provided, however, should Company agree at time of termination of this agreement that such Books and Records be delivered to M Financial, then McCamish shall have no further obligation to deliver such Books and Records to Company hereunder.  Anything herein to the contrary notwithstanding, McCamish shall be allowed to make and retain copies of the Books and Records, at its own expense upon termination of this Agreement subject to the ongoing confidentiality requirements of Section 7.02 and with the agreement that such copies will be destroyed when McCamish no longer has a legitimate business need for such information.  It is acknowledged and agreed that any such Books and Records may be maintained on magnetic media, electronic media, microfiche, CD and other non-paper media unless otherwise provided in Exhibit B or not allowed by law.

(b)            Each party to this Agreement shall maintain, following the termination of this Agreement for any reason, its Books and Records then in its possession with respect to business produced under this Agreement for such period of time as may be required by law.

(c)            Upon five (5) business days' advance notice to McCamish (or shorter period as may be required in order to comply with a demand made pursuant to a regulatory inquiry, provided that notice of such inquiry has been promptly furnished to McCamish), Company will have the right under this Agreement to perform on-site inspection and analyses of the Books and Records in accordance with reasonable procedures and at reasonable frequencies.  At the request of Company, McCamish will make available to Company representatives or appropriate regulatory agencies all reasonably requested Books and Records and access to operating procedures.  Company acknowledges and agrees that any such audits as contemplated hereunder will be coordinated with M Financial such that, except for requests from regulatory authorities with jurisdiction over Company or where Company alleges with particularity and in good faith that there is a breach of a material duty under Exhibit B, no more than one (1) onsite inspection may be conducted by Company within any twelve month period.

(d)            McCamish shall maintain off-site backup of its systems software and data, procedures, and Books and Records at a remote and secure location and in accordance with disaster recovery capabilities as outlined in Exhibit F.

4.  FEES AND EXPENSES

The parties acknowledge that McCamish's compensation for the Carrier Administration Services provided to Company under this Agreement, including reimbursement of certain expenses incurred by McCamish, is the responsibility of M Financial under the MAA, and McCamish agrees that it will look solely to M Financial for payment of fees and expenses in respect of such Carrier Administration Services, other than those fees and expenses under Section 3.01(c).  Company agrees that it is deriving economic benefit from the Carrier Administration Services provided by McCamish.

5.  REPRESENTATIONS AND WARRANTIES OF MCCAMISH

McCamish hereby represents and warrants to Company as follows:

(a)           It is a limited liability company duly organized and existing and in good standing under the laws of the State of Georgia.

(b)           It is empowered under applicable laws and by its articles of organization and operating agreement to enter into and perform the services contemplated in this Agreement.

(c)           All requisite proceedings have been taken to authorize it to enter into and perform the services contemplated in, and execute and deliver, this Agreement.

(d)           It has duly executed and delivered this Agreement and neither such execution and delivery nor the performance by it of any of its obligations under this Agreement will:  (i) violate any provision of its articles of organization or operating agreement; (ii) result in a violation or breach of, or constitute a default or an event of default under, any indenture, mortgage, bond or other contract, license, agreement, permit, instrument or other commitment or obligation to which it is a party; or (iii) violate any law, rule or regulation of any governmental body, writ, judgment, injunction or court decree (collectively, "Laws") applicable to it or its business.

(e)           It has and shall maintain all licenses, permits, registrations and other governmental approvals necessary or advisable for the performance of its obligations under this Agreement.

(f)           Its business operations have been conducted in compliance in all material respects with all Laws applicable to it or its business.

(g)           It has and shall maintain the facilities, equipment and trained personnel necessary to carry out its duties and obligations under this Agreement.

(h)           It has in place a “business continuation” plan designed to enable it to provide continued services in the event of a disaster.

(i)           The Carrier Administration Services and software used to provide the Administration Services do not violate any patent, copyright, trade secret or other property right of any other party.

6.  REPRESENTATIONS AND WARRANTIES OF COMPANY

Company hereby represents and warrants to McCamish as follows:

(a)           It is a stock life insurance company organized and existing and in good standing under the laws of the State of  Delaware.

(b)           It is empowered under the applicable laws and regulations and by its governing documents to enter into and perform this Agreement.

(c)           All requisite proceedings have been taken to authorize it to enter into and perform this Agreement.

(d)           It has duly executed and delivered this Agreement and neither such execution and delivery nor the performance by it of any of its obligations under this Agreement will: (i) violate any provision of its governing documents; (ii) result in a violation or breach of, or constitute a default or an event of default under, any indenture, mortgage, bond or other contract, license, agreement, permit, instrument or other commitment or obligation to which it is a party; or (iii) violate any Laws applicable to it or its business.

7.  ADDITIONAL COVENANTS

7.01  Independent Contractor.

It is understood and agreed that all Carrier Administration Services performed hereunder by McCamish shall be performed for Company by McCamish in the capacity of an independent contractor of Company.  Nothing contained herein shall be construed to create between McCamish and Company a partnership, joint venture, association or other legal entity or relationship other than that of independent subcontractor.

7.02  Confidentiality and Disclosure.

(a)  Each party to this Agreement ("Disclosing Party") may disclose to the other party ("Recipient") certain proprietary and confidential information. “Confidential Information” may be written, oral, recorded or contained on tape or other electronic or mechanical media.

(i)  Company’s Confidential Information includes, without limitation, policy and policyholder information, Company administration rules and procedures, Company customer lists, prospect lists, contracted broker, agent lists, material related to policy design, pricing, filings, marketing, sales administration, and systems information.

(ii)  McCamish’s Confidential Information is defined as any proprietary systems information, processes and procedures used in connection with the services performed by McCamish.

(iii)  Company’s Confidential Information and McCamish’s Confidential Information shall jointly and individually be referred to as “Confidential Information”.

(b)  Recipient agrees:

(i)  To keep secret all Confidential Information of the other party and neither directly nor indirectly disclose any such Confidential Information to anyone else at any time, during and after the Term of this Agreement, without prior written consent of the other party.

(ii)  To make no use of any Confidential Information of the other party and neither directly or indirectly disclose any such Confidential Information to anyone else at any time, during and after the Term of this Agreement, without prior written consent of the other party.

(iii)  To return to the party or, if requested, to destroy, except where prohibited by law or regulatory requirements,  the Confidential Information of the other party in its possession upon the termination of this Agreement or upon the request of the other party and to provide to the requesting party a certificate attesting to such destruction.

(iv)  To take no action with respect to the Confidential Information of the other party that is inconsistent with the confidential and proprietary nature of such information.

(c)  Disclosing Party agrees that Recipient shall have no obligation under the provisions of this Section 7.02 with respect to any Confidential Information which:

(i)  Is now or hereafter becomes publicly known other than through a breach hereof or other wrongful act of the Recipient;

(ii)  Is disclosed to Recipient by a third party that Recipient reasonably believes is entitled to disclose such information without violating any obligation of confidentiality;

(iii)  Is known by Recipient prior to its receipt of the Confidential Information, without any obligation of confidentiality with respect thereto;

(iv)  Is disclosed by the Recipient to a third party with the Disclosing Party’s written consent;

(v)  Is disclosed by the Disclosing Party to a third party without the same or similar restrictions as set forth herein;

(vi)  Is required to be disclosed by Recipient by a court of competent jurisdiction, administrative agency or governmental body, or by law, rule or regulation, or by applicable regulatory or professional standards; provided, however, that the Recipient shall notify the other party hereto as soon as possible in advance of disclosure, both orally and in writing, if disclosure is required by this subsection, and Recipient shall cooperate to give the other party reasonable opportunity to object and to prosecute or defend its objection; or

(vii)  Is disclosed by Recipient in connection with any judicial or other legal proceeding involving this Agreement.

(d)  Recipient shall limit access to Confidential Information received from the Disclosing Party to only those personnel or agents of Recipient who have need of such access for the performance of any obligation of Recipient under this Agreement and Recipient shall instruct all such individuals of their obligations under this agreement.

(e)  Recipient shall use Confidential Information only for purposes of fulfilling its obligations under this Agreement.

(f)  Except as expressly provided in this Agreement, Disclosing Party grants no license, right or interest to Recipient under any copyrights, patents, trademarks, trade secrets or other property rights of Disclosing Party by reason of the disclosure of the Information.

(g)  Each party acknowledges that some Confidential Information may, under applicable law, be deemed to be confidential information of third parties (such as natural persons whose lives are insured under a Policy), and each party agrees to preserve the confidentiality of all Confidential Information, which under applicable Law must be treated as confidential.  Company agrees that any Confidential Information provided by Company to McCamish may be provided to M Financial, unless Company has advised McCamish to the contrary.

(h)  The Recipient acknowledges that disclosure of the Confidential Information of the other party without written permission of such party will cause irreparable injury to such party.  The owner of the Confidential Information will, therefore, be entitled to injunctive relief against the Recipient upon a disclosure or threatened disclosure of any Confidential Information without a requirement that the owner prove irreparable harm or post a bond.  Without limiting the foregoing, the Recipient will advise the owner immediately in the event that it learns or has reason to believe that any person who has had access to Confidential Information has violated or intends to violate the terms of this Agreement, and will reasonably cooperate in seeking injunctive relief against any such person.  The owner of the Confidential Information will, in addition, be entitled to other such remedies as may be available to it at law or in equity.

(i)  Anything herein to the contrary notwithstanding, McCamish may include the name “Sun Life” on a listing of McCamish’s clients, including the company logo, provided that such listing does not state or imply that Company endorses McCamish or its services. Otherwise, neither party may advertise or promote itself using the name, service mark or description of the other party without the written consent of the other party in the case of each such use.

7.03  Privacy

(a)  McCamish represents and warrants that it has implemented and currently maintains an information security program designed to effectively protect Company’s Confidential Information, including, but not limited to customer information, which program includes administrative, technical, and physical safeguards: (i) to insure the security and confidentiality of Customer Information: (ii) to protect against any anticipated threats or hazards to the security or integrity of such Customer Information; and (iii) to protect against unauthorized access to or use of Customer Information which could result in substantial harm or inconvenience to Company or its affiliates, or to customers of any of them. McCamish shall ensure that only authorized users shall have access to its computer systems and only for the purposes authorized by McCamish.  McCamish shall immediately notify Company of any known computer security breaches or material defects in computer security which may have an adverse affect on Company or on the services to be performed by McCamish for Company hereunder.

(b)  McCamish, at its own expense, shall indemnify and hold harmless Company, its subsidiaries, affiliates, and assignees, and their directors, officers, employees and agents, and defend any action brought against same with respect to any claim, loss, demand, cause of action, debt, or liability, including attorneys’ fees and punitive damages, to the extent based upon a claim that McCamish intentionally or negligently used or disclosed, or caused or permitted to be used or disclosed, Company Confidential Information, contrary to the terms of this Agreement; or that McCamish failed to maintain an information security program reasonably designed to protect the security and confidentiality of Company Confidential Information as required by this Agreement; or that McCamish failed to comply with the terms of this Agreement regarding Company Confidential Information; or that McCamish failed to comply with any of Company’s privacy policies as outlined in this Agreement, misused any customer data, or violated any federal, state, provincial and/or local law and/or regulation related to privacy.

(c)  McCamish shall advise Company immediately in the event that it learns or has reason to believe that McCamish’s information security program has failed or may fail to protect the confidentiality of Company’s Confidential Information as required by this Agreement.  McCamish shall advise Company immediately in the event that it learns or has reason to believe that any of its employees who have had access to Company Confidential Information have violated or intend to violate the terms of this Agreement, and will cooperate with Company in remedying such violation or intended violation, including but not limited to cooperating in Company’s seeking injunctive relief.  Notice to Company is required under this provision even though no Company Confidential Information may actually have been disclosed or otherwise affected if McCamish has reason to believe that the Customer Information may be at risk.  McCamish agrees that McCamish shall take immediate steps to remedy any event described in this provision, including but not limited to protecting customers, Company, and Company’s affiliates against consequences of any disclosure or use of Company Confidential Information in violation of this Agreement.  This provision shall not in any way limit such other remedies as may be available to Company at law or in equity.

7.04  Indemnification.

(a)  Each party to this Agreement shall indemnify and hold harmless the other party and its officers, directors, partners, principals, independent contractors, employees, member firms, subcontractors and affiliates and their respective personnel from and against any and all liabilities, losses, damages, costs, expenses (including, without limitation, reasonable attorney fees and court costs), interest, penalties or other loss arising out of, in connection with or with respect to any breach of this Agreement  A breach of this Agreement shall be defined as (i) any fraud, theft, embezzlement, willful misconduct or negligent act committed by officers, directors, partners, principals, independent contractors, employees, member firms, subcontractors, agents and affiliates of either party; (ii) the breach, either intentional or unintentional, by either party of any of its obligations under this Agreement; (iii) the breach of any representation or warranty of either party; (iv) cured breaches which by both volume and severity indicate a pattern of noncompliant behavior which reasonably brings into question a party’s ability to consistently fulfill its obligations under this Agreement; and (v) any failure of either party to comply with applicable laws, rules and regulations.

(b)  If a party is named in any lawsuit or other proceeding for which such party believes it may be entitled to indemnification hereunder, such party shall:

(i)  Promptly give notice thereof to the other party, to include a copy of any notices, assessments and other correspondence, a description in reasonable detail of such lawsuit, audit or other proceeding, and the basis for such party’s belief that it may be entitled to indemnification hereunder;

(ii)  Provide the indemnifying party reasonable opportunity to consult with the indemnified party in the development of strategy and the substantive position to be taken, and the determination of the course of action to be taken;

(iii)  Consider in good faith any suggestion made by the indemnifying party and consider the recommendations of the indemnifying party, including its recommendation as to settlement, compromise or other agreed upon resolution of the proceeding, provided there is a reasonable basis for such recommendations and there is no material adverse effect on the indemnified party; and

(iv)  Not settle any such lawsuit or proceeding without the written consent of the indemnifying party.

(c)  Notwithstanding the above, no person shall be entitled to indemnification if the liabilities, losses, damages, costs, expenses, interest, penalties or other losses are due to the willful misfeasance, bad faith, or negligence of the person seeking indemnification. The parties shall cooperate in all reasonable respects with each other in defending such lawsuit or proceeding.

(d)  In the case of any conflict between Section 7.07 and Section 7.04(b), the former shall govern.

7.05  Limitation of Liability for Breakage.

The parties hereto acknowledge that certain trading or investment gains or losses may be realized as a result of McCamish’s failure or inability to timely or accurately process trades in respect of Policies (“Breakage”).  The parties agree that McCamish is responsible to administer the policies pursuant to the BPO Operations Manual with the highest industry standards.  Anything in this Agreement to the contrary notwithstanding, McCamish shall have no liability whatsoever, except as expressly provided in Section 2.01 of the Interparty Administration Agreement for trading or investment losses incurred with respect to any Policy as a result of McCamish’s failure or inability to accurately or timely transmit information or otherwise perform the Carrier Administration Services contemplated hereunder unless such failure or inability (a) is negligent and is either (i) a breach of an Essential Company Standard as defined in the Interparty Administration Agreement of (ii) a breach of this Agreement or (b) is the result of McCamish’s recklessness, intentional conduct or fraud.   To the extent that such trading or investment losses materially affect a policy value and arise from conduct of McCamish which was (a) negligent and either (i) a breach of an Essential Company Standard or (ii) a breach of this Agreement or (b) the result of McCamish’s recklessness, intentional conduct or fraud, , nothing contained in this provision (but subject to subsection (b) below) shall limit the remedies available to Company for such Breakage.  Nothing in this Section 7.05 shall limit any right of the Company to indemnification for fines or penalties imposed on the Company in respect of Breakage by or at the instance of any federal or state agency.

In no event shall either party be awarded consequential, incidental, indirect, special or punitive damages relating to this Agreement.  For clarity, damages for trading or investment gains or losses as a result of Breakage pursuant to subsection 7.05 are direct damages.

7.06  Dispute Resolution

(a)  If a dispute arises out of or relates to this Agreement, either party may give notice to the other of the existence of the dispute (“Initial Notice”).  Within fifteen days of the Initial Notice, each of the parties by notice to the other will appoint an officer to meet to endeavor in good faith to resolve the dispute.  In the event that such officers cannot resolve the dispute within thirty days of the Initial Notice, the dispute shall be referred to senior officers of the parties.

(b)        In the event that the senior officers of each company cannot reach resolution within sixty days of the Initial Notice, the parties will enter into mediation.    If through such mediation the parties still do not reach resolution within ninety days of the Initial Notice, the matter will be finally settled by arbitration before a panel of three arbitrators in accordance with the then current rules for commercial arbitration of the American Arbitration Association (“AAA”).  Each of the parties will select an arbitrator and the two arbitrators selected by the parties will mutually agree on the third arbitrator, or failing such election by either party or failing such agreement, a party’s arbitrator and/or the third arbitrator will be selected according to AAA rules.  The arbitration will take place in a site mutually agreed to by the parties.  The determination reached, or award granted, in such arbitration will be final and binding on both parties hereto.  Enforcement of the arbitration award or determination may be sought in any court of competent jurisdiction.  The arbitrators will not be bound by judicial formalities and may abstain from following strict rules of evidence.  The parties hereby mutually instruct the arbitrators to limit the time and scope of discovery to the greatest extent practicable and request the arbitrators to provide a decision as rapidly as practicable in each case consistent with the interest of justice, it being the intention of the parties that any arbitration under this Section be commenced conducted and completed, and a decision rendered, as rapidly as practicable.  Pending such decision, each party will continue to perform its obligations under this Agreement.

(c)  Notwithstanding Sections 7.06 (a) and (b), a party may seek from any court described in Section 10.01, and such court may grant, any provisional relief within its authority, including without limitation a temporary restraining order or preliminary injunction, under the same standards that would apply absent the requirements of Sections 7.06 (a) and (b).

(d)  The parties agree that in all cases where a party may seek relief in connection with this Agreement in a court of competent jurisdiction, the exclusive forums shall be mutually agreed upon by the parties.  For this purpose, each party expressly consents to and subjects itself to the exercise of personal jurisdiction in and by such courts.

7.07  Actions

(a)  Each party to this Agreement (the “Notifying Party”) shall promptly notify the other party of any threatened or pending lawsuit or governmental or regulatory agency inquiry or complaint relating to Policies of which the Notifying Party has actual knowledge and shall promptly  transmit to such other party a copy of any applicable service of process or other instrument related to a court proceeding or any correspondence or other document transmitted to or from any governmental or regulatory agency relating to the Policies which shall be actually received by the Notifying Party.

(b)  McCamish shall make no response to any governmental or regulatory agency's inquiry or complaint relating to Policies without first obtaining Company’s approval and consent to the response to such inquiry or complaint; provided, however, that if Company fails to give its approval or consent or delays its approval or consent and such failure or delay would subject McCamish to any fine, penalty, liability or sanction, then McCamish may make a response.

(c)  Company reserves the right to control the defense of any litigation, threatened or pending, by or against it, or to respond on its own behalf to any governmental or regulatory agency’s inquiry or complaint; provided, however, that if Company shall exercise this right in such a manner as shall subject McCamish to any fine, penalty, liability or sanction for failure to follow procedure, or otherwise in a manner which, in the reasonable opinion of McCamish or its legal counsel, may have a material adverse effect on McCamish, then McCamish shall have the right to defend itself with counsel of its choice at its own expense.

(d)   McCamish reserves the right to control the defense of any litigation, threatened or pending, by or against it, subject to subsection (b) above, or to respond on its own behalf to any governmental or regulatory agency’s inquiry or complaint; provided, however, that if McCamish shall exercise this right in such a manner as shall subject Company to any fine, penalty, liability or sanction for failure to follow procedure, or otherwise in a manner which, in the reasonable opinion of Company or its legal counsel, may have a material adverse effect on Company, then Company shall have the right to defend itself with counsel of its choice at its own expense.

(e)       The parties shall promptly and timely cooperate with each other with regard to all matters identified in this section.

7.08  Insurance Coverage.

McCamish shall use commercially reasonable efforts to continue in effect the insurance coverages described in Exhibit G attached hereto.  McCamish shall not voluntarily cause any termination, reduction or alteration of the specified coverages without 30 days’ prior written notice to Company.  Any such voluntary termination may only occur in the event of a proposed rate increase in excess of 25% over then current rates.  In the event of any voluntary termination of the specified coverages, McCamish shall provide to Company evidence of a commercially reasonable alternative to such coverages prior to any voluntary termination, which coverage shall be as required under Section 2.02 of the IAA, so that no gap in protection shall exist at any time during the Term.  In the event of any involuntary termination, reduction or alteration of the specified coverages, McCamish shall immediately provide written notice to Company.

8.  TERMINATION OF AGREEMENT; SURVIVAL

8.01  By Non-Renewal of this Agreement.

At least one year prior to the end of the Initial Term and any Additional Term hereof, either party may give the other party notice if the party delivering the notice desires to modify this Agreement in the event of a renewal.  Either party may give notice of their desire not to renew this Agreement by written notice to the other party at least 180 days before the end of the Initial Term or any Additional Term.  If a party gives such notice, or if the parties cannot reach agreement on any proposed modification prior to at least 180 days before the end of the Initial Term or any Additional Term, this Agreement shall terminate at the end of such Term.

8.02  For Cause.

If either of the parties hereto shall materially breach this Agreement or be materially in default hereunder, or upon the insolvency, bankruptcy or appointment of a receiver for such party (the "Defaulting Party), the other party hereto may give written notice thereof to the Defaulting Party and, if such default or breach shall not have been remedied within 30 days after such written notice is given, then the party giving such written notice may terminate this Agreement by giving 30 days' written notice of such termination to the Defaulting Party. Termination of this Agreement by default or breach by a party shall not constitute a waiver of any rights of the other party in reference to services performed prior to such termination, rights to be reimbursed for out-of-pocket expenditures or any other rights such other party might have under this Agreement at law, in equity or otherwise.

8.03  Upon Termination or Expiration of M Financial's Arrangement with McCamish.

This Agreement shall not automatically terminate upon expiration or termination for default or otherwise of M Financial’s agreement with McCamish.  McCamish must continue this Agreement upon receipt of written notice from Company confirming Company’s agreement to the following: (i) McCamish and Company will immediately begin negotiating a new fee arrangement to be paid by Company to McCamish for the Carrier Administration Services to be provided hereunder and (ii) confirming that . during the time such fee negotiations are being conducted, if M Financial does not continue to pay the fees contemplated under the MAA, Company will pay McCamish’s then current rates for Carrier Administration Services performed hereunder until a new fee arrangement is agreed to or until this Agreement terminates as provided below, whichever is later.  If a new fee arrangement is agreed to by Company and McCamish, then all fees payable with respect to services provided thereafter will be paid to McCamish by Company and not by M Financial.  If no new fee arrangement can be mutually agreed to, this Agreement will terminate twelve months from the date of termination of M Financial’s agreement with McCamish.

8.04  Transition.

In the event that this Agreement is terminated, regardless of the reason for such termination, the parties shall cooperate with each other and shall provide all assistance required to maintain an orderly transfer of the functions performed under this Agreement to Company or a subsequent third-party administrator.  Unless otherwise requested in writing by Company, McCamish shall promptly transfer to Company or to M Financial or its designee, as the case may be, all Books and Records relating to the performance of Carrier Administration Services hereunder. If McCamish is requested to perform any services in connection with the transition contemplated hereunder, McCamish shall be paid for such services in accordance with its then current fee schedule applicable thereto.

8.05  Survival.

The terms and conditions of this Section 8 and of Sections 3.03, 3.04, 4, 7.02 through 7.07, 10.11, 10.12, and 10.14 through 10.16 shall survive the termination of this Agreement.

9.  ASSIGNMENT

9.01  Assignment by Company.

Company shall not, directly or indirectly, in whole or in part, assign any of its rights or delegate any of its obligations under this Agreement without the prior consent of McCamish, which consent shall not be unreasonably withheld.

9.02  Assignment by McCamish.

McCamish shall not directly or indirectly, in whole or in part, delegate its duties or assign its rights under this Agreement without the prior written consent of Company, which consent shall not be unreasonably withheld or delayed; provided, however, any duties or rights of McCamish under this Agreement may be assigned to, and assumed by, any person or entity controlled by, controlling or under common control with McCamish or any successor to all or substantially all of the business or assets of McCamish without the consent of Company,

10.  MISCELLANEOUS

10.01  Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia, without regard to the conflicts of laws provisions thereof. In all cases where a party may seek relief in connection with this Agreement in a court of competent jurisdiction, the exclusive forums and venue shall be the state and federal courts mutually agreed to by the parties.

10.02  Notices.

Any notice, consent, approval or other communication required or permitted hereunder shall be in writing and shall be delivered personally, or sent by confirmed facsimile transmission, by overnight courier service or by registered, certified or express mail, postage prepaid, return receipt requested, and addressed as follows:

(a)	If to McCamish:

McCamish Systems, L.L.C.
6425 Powers Ferry Road
Third Floor
Atlanta, GA  30339
Attention:  President & CEO
Facsimile Number:  (770) 690-1800

(b)	If to Company:

Sun Life Assurance Company of Canada (U.S.)
One Sun Life Executive Park, Wellesley Hills, MA  02481
Attention:  Michele Van Leer
Facsimile Number:  (781) 237-9649

Any such notice shall be deemed given when so delivered (in the case of personal delivery or overnight courier service) or sent by confirmed facsimile transmission or, if mailed, upon receipt as evidenced by the return receipt.  If the address or facsimile number of either party hereunto is changed, written notice of such change shall be given to the other party in accordance with this Section, and the new address or facsimile number shall be used for purposes of this Agreement.

10.03  Entire Agreement; Amendment.

This Agreement, the Exhibits which are attached hereto and made a part hereof,  the IAA, and the documents executed pursuant hereto, contain the entire understanding of the parties with respect to the subject matter hereof and thereof and no representation, warranty, covenant or agreement not embodied herein or therein, oral or otherwise, shall be of any force or effect whatsoever with respect to the subject matter hereof or thereof.  Further, no change, amendment or modification of this Agreement shall be effective unless in writing and signed by both parties hereto.

10.04  Binding Effect.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.05  Severability.

In the event any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

10.06  No Third-Party Beneficiaries.

Nothing in this Agreement is intended or shall be construed to give any person, other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

10.07  Headings.

The Section headings of this Agreement are for convenience only and shall not affect the construction or interpretation of this Agreement.

10.08  Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which will constitute one and the same document.

10.09  Waiver.

The failure of either party to enforce any provision of this Agreement will not be construed as a waiver or limitation of such party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

10.10  Construction.

Both parties hereto have participated, directly or indirectly, in the negotiations and preparation of this Agreement.  In no event shall this Agreement be construed more or less stringently against any party hereto by reason of either party being construed as the principal drafting party hereto.

10.11  Remedies.

The parties acknowledge that the remedy at law for breach of the provisions contained in this Agreement may not be adequate.  Accordingly, the parties consent to the exercise of full equitable jurisdiction by any court or tribunal, including any arbitration tribunal, which has jurisdiction under Section 7.06 of this Agreement in connection with any interpretation or enforcement of this Agreement.

10.12  Attorneys Fees.

Without regard to any statutory, common law or contractual right to recovery of attorney fees or other litigation or arbitration costs or expenses, in the event of any litigation or arbitration arising from or relating to this Agreement, each party will bear its own attorney fees and expenses relating to such litigation or arbitration.

10.13  Taxes.

All sales, use, excise or other similar taxes or duties which may be or become payable on account of fees paid to McCamish under Section 3.01(c) shall be payable by Company to McCamish upon the receipt by Company of McCamish’s invoice therefor.  In lieu of paying such taxes, Company may provide McCamish with a tax exemption certificate acceptable in form and substance to the appropriate taxing authorities.

10.14  Software Escrow Agreement.

(a)           McCamish and M Financial have executed and delivered an Escrow Agreement for the purpose of protecting Company in the event M Financial's arrangement with McCamish is terminated as a result of McCamish's breach or upon the dissolution, bankruptcy or appointment of a receiver for McCamish, and McCamish has deposited with the Escrow Agent (as defined in the Escrow Agreement) a copy of the Software (as defined in the Escrow Agreement) to be held and updated in accordance with the terms and conditions of the Escrow Agreement.  Company understands and agrees that the Escrow Agreement limits the liability of the Escrow Agent as follows:  (i) the Escrow Agent and its officers, directors, associates and employees shall not be liable for any mistake of fact or error of judgment or for any acts or omissions of any kind unless caused by their willful misconduct or gross negligence; (ii) any liability of the Escrow Agent, regardless of the reason, shall be limited to the fees exchanged under the Escrow Agreement; and (iii) the Escrow Agent shall not be liable for special, indirect, incidental or consequential damages under the Escrow Agreement.

(b)           McCamish hereby agrees to accept an assignment from M Financial to Company of M Financial's rights under the Escrow Agreement and the License Agreement (which is described in Section 4 of this Agreement) in the event of a termination of M Financial’s agreement with McCamish subject to the agreement between McCamish and Company for McCamish to continue to perform services for Company as contemplated in Section 8.03 above. McCamish’ agreement to accept such an assignment shall apply, without limitation, to termination of M Financial’s agreement:  (i) where the Agreement between M Financial and McCamish is terminated as a result of the insolvency, bankruptcy or appointment of a receiver for M Financial; (ii) where the Agreement between M Financial and McCamish is terminated as a result of a breach by M Financial; and (iii) where M Financial and at least one participating carrier wish to terminate their agreements with McCamish but Company will continue to receive services from McCamish under this Agreement or otherwise. Company understands that McCamish will provide these same assignment rights to other participating carriers for which McCamish provides carrier administration services.

10.15  Software License in Escrow.

McCamish and M Financial have executed and delivered to the Escrow Agent a License Agreement, to be held in accordance with the terms and conditions of the Escrow Agreement.  The License Agreement provides that in the event the Software shall be released by the Escrow Agent to M Financial, upon the occurrence of a Release Event (as defined in the Escrow Agreement), but only in such event, McCamish shall grant to M Financial, effective upon receipt of the Software from the Escrow Agent, a license to use the Software (and such modifications, enhancements, improvements, updates, corrections or changes as M Financial shall elect to make to the Software) solely on the terms and conditions of the License Agreement.

10.16  Force Majeure.

Neither party shall be in default of this Agreement to the extent that the performance of its obligations under this Agreement is delayed or prevented by reason of any act of God, fire, natural disaster, accident, act of government, strike, riot, act of war, restricting legislation, embargo, blockade, work stoppage, or any other like cause beyond the control of such party; provided that such causes shall not relieve Company of its payment obligations as set forth in Section 3.01(c) (except Company shall not be required to make payment for services not rendered by reason of such a force majeure condition). Any payment from the Company for services not provided shall be refunded to the Company.
10.17  Statutory Compliance

Company acknowledges that McCamish may be considered a third party administrator as such term is defined in various statutes and regulations enacted in different states of the United States (collectively, the “TPA Rules”).  Company agrees that the terms and conditions set forth in this Agreement shall be subject to, and modified by, any of the TPA Rules which may apply to McCamish or Company.  If any such TPA Rules are in conflict with any provision of this Agreement, this Agreement shall be modified to comply with the TPA Rules.  If the TPA Rules require the inclusion of language regarding an issue covered in the TPA rules which is not so covered in this Agreement, Company agrees to amend this Agreement to include such language. To that end, attached hereto as Exhibit H and with Appendices H-1, H-2, H-3, H-4, H-5, H-6, H-7, H-8, H-9 and H-10 setting forth the TPA Rules applicable with respect to each of the States of Florida, Idaho, Indiana, Kentucky, Montana, Nevada, Tennessee, Wyoming, New Hampshire and California respectively.  Such appendices are incorporated herein and shall be a part hereof and shall be implemented hereunder to the extent applicable.  The parties agree to execute one or more counterparts thereof.

10.18  Foreign Jurisdictions

McCamish is not licensed to do business in any jurisdiction outside of the United States of America.  If Company makes sales of its Products outside of the United States, it shall, prior to the making of such sale, notify M Financial who shall, in turn, notify McCamish.  McCamish will determine if it will provide Carrier Administration Services with regard to proposed sale.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized managers and officers, all as of the date first written above.

McCamish Systems, L.L.C.                                                                                     Sun Life Assurance Company of Canada (U.S.)

By: ___________________________	By: ________________________________
J. Gordon Beckham, Jr.	Michele Van Leer
President & CEO	Senior Vice President

By: ________________________________
Raymond Scanlon
Vice President

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